Exhibit 10.45

Second Modification to Loan and Security Agreement

This Second Modification to Loan and Security Agreement (this “Modification”) is entered into by and between Spy Optic, Inc. (“Borrower”) and BFI Business Finance (“Lender”) as of this 12th day of February, 2008, at San Jose, California.

RECITALS

A.	Lender and Borrower have previously entered into or are concurrently herewith entering into a Loan and Security Agreement (the “Agreement”) dated February 26, 2007.

B.	Lender and Borrower may have previously executed one or more Modifications to Loan and Security Agreement (the “Previous Modification(s)”).

C.	Borrower has requested, and Lender has agreed, to modify the Agreement as set forth below.

AGREEMENT

For good and valuable consideration, the parties agree as set forth below:

1.	Incorporation by Reference. The Agreement and the Previous Modification(s), if any, as modified hereby and the Recitals are incorporated herein by this reference.

2.	Effective Date. The terms of this Modification shall be in full force and effect as of February 12, 2008.

3.	Modification to Agreement. The Agreement is hereby modified to amend and restate the section(s) referenced below:

“Borrowing Base” means the sum of the following:

(a)	Eighty percent (80%) of the Net Face Amount of Prime Accounts, but in any event not in an aggregate amount in excess of the Maximum Account Advance (the “A R Borrowing Base”) excepting therefrom the Accounts of No Fear where Fifty percent (50%) of the Net Face Amount of Prime Accounts shall be allowed up to a maximum amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) so long as there is availability under the line; plus

(b)	Twenty-Five percent (25%) of the Current Market Cost of raw materials that constitute Eligible Inventory; plus Twenty-Five percent (25%) of the Current Market Cost of finished goods that constitute Eligible Inventory, but in any event not in an aggregate amount in excess of the Maximum Inventory Advance (the “Inventory Borrowing Base”).

“Maximum Account Advance” means Eight Million and 00/100 Dollars ($8,000,000.00).

“Maximum Amount” means Eight Million and 00/100 Dollars ($8,000,000.00).

“Maximum Inventory Advance” means the lesser of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) or fifty percent (50%) of the A R Borrowing Base.

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“Prime Rate” means the variable rate of interest announced as the “prime” rate in the Western Edition of the Wall Street Journal which is in effect from time to time; provided that the Prime Rate shall at all times be deemed to be not less than —N/A— percent (—N/A—%) per annum (the “Deemed Prime Rate”).

4.	Fee. At the time of execution of the Modification, Borrower agrees to pay a one-time fee in the amount of —N/A— and 00/100 Dollars ($—n/a—).

5.	Legal Effect. Except as specifically set forth in this Modification, all of the terms and conditions of the Agreement remain in full force and effect.

6.	Integration. This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof. All amendments hereto must be in writing and signed by the parties.

IN WITNESS WHEREOF, the parties have executed this Second Modification to Loan and Security Agreement as of the date first set forth above.

BFI Business Finance		Spy Optic, Inc.

/s/ David Drogos		/s/ Mark Simo
By:	David Drogos	By:	Mark Simo
Its:	President	Its:	Chief Executive Officer

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